Exhibit 10(cc)
                           CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT dated March 15, 1999 between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (the "Company") and IAN CLARK (the "Manager").

                           W I T N E S S E T H   T H A T

         WHEREAS, the Company and the Manager are party to a certain employment agreement dated March 15, 1999 (the "Employment Agreement");

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders that the Company and its subsidiaries be able to attract, retain, and motivate highly qualified management personnel and, in particular, that they be assured of continuity of management in the event of any actual or threatened change in control of the Company; and

         WHEREAS, the Board of Directors of the Company believes that the execution by the Company of change in control agreements with certain management personnel, including the Manager, is an important factor in achieving this desired end.

         NOW, THEREFORE, IN CONSIDERATION of the mutual obligations and agreements contained herein and intending to be legally bound hereby, the Manager and the Company agree as follows:

         1.       Term of Agreement.
                  ------------------

         Except as otherwise provided for in the last sentence of this Section 1, this Agreement shall become effective at such time (the "Effective Date"), if any, as a Change in Control (as defined in Section 2 hereof) of the Company occurs; provided, however, that this Agreement shall terminate and be of no further force and effect if: (a) a Change in Control shall not have occurred by March 15, 2003 or such later date as shall have been approved by the Board of Directors of the Company and agreed to by the Manager or (b) prior to the Effective Date, the Manager ceases, for any reason, to be an employee of the Company, except that if the Manager's status as an employee of the Company is terminated by the Company prior to a Change in Control and it is reasonably demonstrated that such termination (i) was at the request of a person or entity who or which has taken steps reasonably calculated to effect an imminent Change in Control or (ii) otherwise arose in connection with or in anticipation of an imminent Change in Control, then this Agreement shall become effective, and the Effective Date shall be the date of such termination. On the Effective Date, the


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Employment Agreement will automatically terminate without notice or any action by either party thereto, and this Agreement will control and govern the Manager's employment relationship with the Company.

         2.       Change in Control.
                  ------------------

         As used in this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if:

                  (a) any person (a "Person"), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than (1) the Company and/or its wholly owned subsidiaries; (2) any ESOP or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan;
(3) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock the Company; or (4) any other Person who is as of the date of this Agreement presently an executive officer of the Company or any group of Persons of which he/she voluntarily is a part) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities or such lesser percentage of voting power, but not less than 15%, as the Board of Directors of the Company shall determine; provided, however, that a Change in Control shall not be deemed to have occurred under the provisions of this subsection (a) by reason of the beneficial ownership of voting securities by members of the Benoliel family (as defined below) unless and until the beneficial ownership of all members of the Benoliel family (including any other individuals or entities who or which, together with any member or members of the Benoliel family, are deemed under Sections 13(d) or 14(d) of the Exchange Act to constitute a single Person) exceeds 50% of the combined voting power of the Company's then outstanding securities;

                  (b) during any two-year period beginning on the date of this Agreement, Directors of the Company in office at the beginning of such period plus any new Director (other than a Director designated by a Person who has entered into an agreement with the Company to effect a transaction within the purview of subsections (a) or (c) hereof) whose election by the Board of Directors of the Company or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved shall cease for any reason to constitute at least a majority of the Board; or

                  (c) the Company's shareholders or the Company's Board of Directors shall approve (i) any consolidation or merger of the Company in which



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the Company is not the continuing or surviving corporation or pursuant to which the Company's voting common shares (the "Common Shares") would be converted into cash, securities, and/or other property, other than a merger of the Company in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of Common Shares of the surviving corporation immediately after the merger as they had in the Common Shares immediately before; (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or (iii) the liquidation or dissolution of the Company.

                  As used in this Agreement, "members of the Benoliel Family" shall mean Peter A. Benoliel, his wife and children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

         3.       Employment.
                  -----------

                  (a) From the Effective Date and until either party hereto shall have given the other at least sixty (60) days' prior written notice of a desire to terminate this Agreement (the "Employment Period") and thereby the Manager's employment hereunder, the Company hereby agrees to continue the Manager in its employ (directly and/or indirectly through a subsidiary), and the Manager hereby agrees to remain in the employ of the Company (and/or any such subsidiary), to exercise such authority, to perform such duties, and to possess such status, offices, support staff, titles, and reporting requirements as are at least commensurate with those generally exercised, performed, and possessed by the Manager during the ninety (90) day period immediately prior to the Effective Date or such lesser period as the Manager shall have been employed by the Company or its subsidiaries (the "Base Period"). Such services shall be performed at the location where the Manager was primarily employed during the Base Period or at such other location as the Company may reasonably require, provided that the Manager shall not be required to accept a primary employment location which is more than 25 miles from the location at which he primarily was employed during the Base Period. During the Employment Period, and excluding any periods of vacation and sick leave to which the Manager is entitled, the Manager agrees to perform faithfully, diligently, and efficiently his responsibilities hereunder.

                  (b) The Manager acknowledges that nothing in this Agreement shall be deemed to give him continued rights to employment by the Company or its subsidiaries as a manager or any other capacity with respect to any period prior to the Effective Date, if any, of this Agreement or, subject to subsection 1(b) hereof, to entitle the Manager to compensation or benefits in the event of termination of the Manager's employment prior to the Effective Date. Manager's employment with the Company prior to the Effective Date, subject to subsection 1(b) hereof, will be controlled by the Employment Agreement.


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         4.       Compensation, Benefits, etc.
                  ----------------------------

                  During the Employment Period, the Manager shall be compensated as follows:

                  (a) The Manager shall (i) receive an annual cash base salary, payable not less frequently than semi-monthly, which is not less than the annualized cash base salary payable to Manager as of the Effective Date; (ii) be entitled to at least as favorable annual incentive award opportunity under the Company's annual incentive compensation plan as he did in the calendar year immediately prior to the year in which the Change of Control Event occurs; and
(iii) be eligible to participate in all of the Company's long-term incentive compensation plans and programs on terms that are at least as favorable to the Manager as provided to the Manager in the four calendar years prior to the Effective Date.

                  (b) The Manager shall be entitled to receive fringe benefits, employee benefits, and perquisites (including, but not limited to, vacation, medical, disability, dental, and life insurance benefits) which are at least as favorable to those made generally available as of the Effective Date to all of the Company's salaried managers as a group. In addition, the Manager shall be eligible to participate in the Company's Supplemental Retirement Income Program ("SRIP") except as otherwise limited by the terms of the Employment Agreement.

                  (c) Notwithstanding any other provision of this Agreement (whether in this Section 4, in Section 6, or elsewhere), (i) the Board of Directors may authorize an increase in the amount, duration, and nature of and/or the acceleration of any compensation or benefits payable under this Agreement, as well as waive or reduce the requirements for entitlement thereto and (ii) the Company may deduct from amounts otherwise payable to the Manager such amounts as it reasonably believes it is required to withhold for the payment of federal, state, and local taxes.

         5.       Early Termination of Employment.
                  --------------------------------

                  The Manager's Employment Period shall terminate without the Company providing sixty (60) days prior written notice as required under Section 3 hereof in the following circumstances:

                  (a)      the Manager's death;

                  (b) at the option of the Company in the event of the Manager's Disability (as defined below); or

                  (c) at the option of the Company for Cause (as defined below).



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For purposes of this Agreement, "Disability" shall mean: (1) a physical or mental disability which, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Manager or the Manager's legal representative or (2) if the Company then has in effect a disability plan covering Managers generally, including the Manager, the definition of covered total and permanent "disability" set forth in such plan, and "Cause" shall mean
(a) willful and material breach of this Agreement by the Manager, (b) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of the Manager's employment hereunder which is materially injurious to the Company, or (c) conviction of or plea of guilty to a felony, such Cause to be determined, in each case, by a resolution approved by at least two-thirds of the Directors of the Company after having afforded the Manager a reasonable opportunity to appear before the Board of Directors of the Company and present his position.

         6.       Compensation, Benefits, etc. upon Termination.
                  ----------------------------------------------

                 (a) If the Manager's Employment Period is terminated by death, Disability, resignation (other than a resignation in the circumstances set forth in subsection (c) below), or for Cause, the Company shall be obligated only to provide the compensation, benefits, etc. set forth in Section 4 hereof up to the date of termination; provided, however, that the Manager shall be entitled to such additional compensation and benefits, if any, as may be provided for under the express terms of any benefit plans or programs of the Company and its subsidiaries in which he is then participating.

                  (b) In the event of the death of the Manager while this Agreement is in effect and as to which no notice of termination has been given by the Manager, the Company shall (i) continue to pay a sum of money equal to the salary that would have been paid to him for four months following his death just as if he were living, and (ii) the Company shall pay a death benefit equal to his then current annual salary plus $30,000 to be paid in three equal payments, without interest, on the 16, 28, and 40 month anniversaries of the date of his death. Payments made pursuant to this subsection 6(b) shall be made to the person or persons who may be designated by the Manager in writing, and, in the event he fails to so designate to whom payments shall be made, payments shall be made to the Manager's personal representatives.

                  (c) If the Manager's Employment Period is terminated within three (3) years of the Effective Date ("Covered Termination") by:

                           (i)      the Company without Cause; or




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                           (ii)     resignation of the Manager as a result of
                                    (1) a material adverse change in the nature or scope of the Manager's authorities, powers, functions, or duties from those described in Section 3 hereof; a reduction in the Manager's total compensation, benefits, etc. from those provided for in
                                    Section 4 hereof; or a material breach by the Company of any other provision of this Agreement or (2) a reasonable determination by the Manager that, as a result of a Change in Control of the Company and a change in the Company's circumstances and/or operations thereafter significantly affecting his or her position, he is unable effectively to exercise the authorities, powers, functions, or duties contemplated by
                                    Section 3 hereof.

                  (d) In the event of a Covered Termination, the Company shall pay or cause to be paid to the Manager in cash a severance allowance (the "Severance Allowance") equal to 1.5 times the sum of the amounts determined in accordance with the following subsections (i) and (ii):

                           (i)      an amount equivalent to the highest
                                    annualized base salary which the Manager was entitled to receive from the Company and its subsidiaries at any time during his employment prior to the Effective Date; and

                           (ii) an amount equal to the greatest of the annual amounts paid to the Manager under all applicable annual incentive compensation plans maintained by the Company and its subsidiaries (other than compensation relating to relocation expense; the grant, exercise, or settlement of stock options or performance incentive units or the sale or other disposition of shares received upon exercise or settlement of such options) during any of the three (3) calendar years prior to the year in which the Effective Date occurs (provided, however, that there shall be excluded from such calculation any amounts paid to the Manager under any such incentive compensation plan as a result of the acceleration of such payments under such plan due to termination of the plan, a Change in Control Event, or a similar occurrence).

                  (e) The Severance Allowance shall be paid to the Manager in a lump sum within sixty (60) days after the date of any termination of the Manager covered by subsections 6(c)(i) or 6(c)(ii).



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                  (f)      Subject to subsection (h) below:

                           (i) for a period of one year following a Covered Termination of the Manager, the Company shall make or cause to be made available to the Manager, at its expense, outplacement counseling and other outplacement services comparable to those available for the Company's senior managers prior to the Effective Date; and

                           (ii) for a period of 18 months following a Covered Termination of the Manager, the Manager and the Manager's dependents shall be entitled to participate in the Company's life, medical, dental and long-term disability insurance plans at the Company's expense (to the extent provided in such plans at the time of such covered Termination) as if the Manager were still employed by the Company or its subsidiaries under this Agreement; and

                           (iii) for purposes of the Company's SRIP, Manager shall be deemed to have been employed by the Company for the 18 month period following a Covered Termination of the Manager.

                  (g) If, despite the provisions of subsection (f) above, life, medical, dental or long-term disability insurance benefits are not paid or provided under any such plan to the Manager or his dependents because the Manager is no longer an employee of the Company or its subsidiaries, the Company itself shall, to the extent necessary, pay or otherwise provide for such benefits to the Manager or his dependents.

                  (h) In the event the Manager becomes employed (as defined below) during the period with respect to which payments or benefits are continuing pursuant to subsections 6(f) and/or 6(g) hereof: (1) the Manager shall notify the Company not later than the day such employment commences; and
(2) the benefits provided for in subsections 6(f) and 6(g) shall terminate as of the date of such employment. For the purposes of this subsection (h), the Manager shall be deemed to have become "employed" by another entity or person only if the Manager becomes essentially a full-time employee of a person or an entity (not more than 30% of which is owned by the Manager and/or members of his family); and the Manager's "family" shall mean his parents, his siblings and their spouses, his children and their spouses, and the Manager's spouse and her parents and siblings. Nothing herein shall relieve the Company of its obligations for compensation or benefits accrued up to the time of termination provided for herein.



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                  (i) In the event the Manager's employment is terminated by the
Company at any time (other than for Cause) after the third year anniversary of the Effective Date (i.e., not a Covered Termination), then the Company agrees to provide the Manager with out-placement assistance consistent with subsection 6(f)(i) above and a severance payment that shall be the higher of (1) the amount the Manager is entitled to under the Company's then current severance policy or
(2) 12 months' base salary calculated at the Manager's then current rate.

                  (j) Except as expressly provided in subsections (a), (d), (e),
(f), (g), and (i) above, or under the express terms of any compensation or benefits plans of the Company or its subsidiaries applicable to the Manager, upon the termination date of Manager's employment with the Company, all other compensation and benefits of the Manager shall cease to accrue; provided, however, that the Severance Allowance payable under subsection (d) and the severance amount payable under subsection (i), as the case may be, shall be in lieu of any severance payments to which the Manager might otherwise be entitled under the terms of any severance pay plan, policy, or arrangement maintained by the Company or the Employment Agreement and shall be credited against any severance payments to which the Manager may be entitled by statute. Furthermore, the Company's obligations to pay any amount (including the Severance Amount) and provide the other benefits set forth in this Section 6 are contingent upon the Manager executing a form of release reasonably satisfactory to the Company.

                  (k) Upon the occurrence of a Change in Control, the Company (or any successor thereto), on or before the Effective Date, shall place into escrow an amount equal to the Severance Allowance which the Manager would be entitled to receive pursuant to subsection (d) above in the event of a Covered Termination, which escrowed funds shall be held pursuant to the terms of this subsection (k).

                           (i) The Escrow Agent ("Escrow Agent") shall be First Union National Bank, as such other national banking association designated by the Company on or before the Effective Date.

                           (ii) On or before the Effective Date, the Company shall deliver to Escrow Agent a sum equal to the Severance Allowance which the Manager would be entitled to receive in the event of a Covered Termination (the "Escrow Fund"). The Escrow Fund shall be invested by Escrow Agent in certificates of deposit with duration not more than 30 days issued by any bank (including Escrow Agent) or savings institution the accounts of which are


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                                    insured by the FDIC (a maximum of $100,000
                                    in any single such institution). Any cash accumulation with respect to the Escrow Fund in the form of interest shall be the property of and shall be payable by Escrow Agent to the Company (or to any successor to the Company) as received by Escrow Agent and for purposes of this Agreement are not part of the Escrow Fund.

                           (iii) In the event that the Manager's employment with the Company (or any successor to the Company) is terminated pursuant to a Covered Termination, the Manager shall send Escrow Agent and the Company (or its successor) a written demand substantially in the form of Exhibit A attached to this Agreement (a "Demand"). If the Company (or its successor) does not send a written objection substantially in the form of Exhibit B attached to this Agreement (an "Objection") to Escrow Agent and the Manager prior to the end of the Objection Period (hereinafter defined), Escrow Agent shall pay the Escrow Fund to the Manager within thirty (30) days from the date set out in the Demand. The Objection Period shall begin on the date set out in the Demand and shall end at 5:00 p.m. Philadelphia time, on the tenth calendar day following the date set out in the Demand, or if the tenth calendar day is not a day when Escrow Agent is generally open for business in Philadelphia, the Objection Period shall end at 5:00 p.m. Philadelphia time, on the next day after such tenth day that Escrow Agent is generally open for business in Philadelphia. For purposes of this subsection (k), notwithstanding the provisions of Section 11, a Demand and an Objection shall not be deemed received until Escrow Agent shall have actually received the Demand or Objection, as the case may be, and all time frames specified in this subsection (k) shall be measured from the actual date of Escrow Agent's receipt.

                           (iv) If Escrow Agent does receive an Objection before the end of the Objection Period, Escrow Agent shall not pay the Escrow Fund to the Manager, and, except as provided herein, shall not comply with any claims, demands or instructions from the Manager and/or The Company (or its successor) with respect to the Escrow Fund. Escrow Agent shall not be or become liable in any way to the Company (or its successor), the Manager



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                                    or any other person or entity for its
                                    failure or refusal to comply with such
                                    conflicting claims or demands. Escrow Agent shall be entitled to refuse to act until (i) such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction, (ii) settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent, or (iii) Escrow Agent shall have received security or an indemnity satisfactory to Escrow Agent sufficient to save it harmless from and against any and all loss, liability or expense which it may incur by reason of its acting. Escrow Agent may in addition elect to commence an interpleader action or seek other judicial relief or orders as it may deem necessary. All of Escrow Agent's reasonable costs and expenses of bringing and maintaining such action, including but not limited to reasonable fees and expenses of separate counsel for Escrow Agent, shall be paid by the Company (or its successor).

                           (v) In the event that Escrow Agent does not receive any Demand from the Manager within three (3) years from the Effective Date, Escrow Agent shall pay the Escrow Fund to the Company (or its successor) at the end of such three (3) year period.

                           (vi) Escrow Agent's duties and responsibilities shall be limited to those expressly set forth herein. Escrow Agent shall not be subject to, nor obligated to recognize, any other agreement between or direction or instruction of any of the parties to this Agreement or of any third party even though reference thereto may be made herein. If any portion of the Escrow Fund is at any time attached, garnished or levied upon, or in case the transfer or delivery of the Escrow Fund shall be stayed or enjoined, or in the case of any other legal process or judicial order affecting the Escrow Fund, then Escrow Agent is authorized to comply with any such order in any manner as it or legal counsel of its own choosing deems appropriate; and if it complies with any process, order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity even though such order or process may be subsequently




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                                    modified or vacated or otherwise determined
                                    to have been without legal force or effect.

                           (vii) Escrow Agent shall not be liable for any act taken or omitted under this Agreement except for its gross negligence or willful misconduct. Escrow Agent shall be fully protected in relying upon any instruction, notice, demand, certificate or document which Escrow Agent in good faith believes to be genuine. Escrow Agent may consult with legal counsel at the expense of the Company (or its successor) as to the construction of any of the provisions of this Agreement, and Escrow Agent shall be fully protected in acting in good faith in accordance with any such advice.

                           (viii) Except as expressly provided and agreed, Escrow Agent shall not be responsible in any respect for the form, execution, validity or genuineness of documents deposited under this Agreement, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document.

                           (ix) The Company (and its successors) agrees to indemnify, defend and hold Escrow Agent harmless against any loss, liability, costs, damages and expenses, including reasonable counsel fees, that are incurred by Escrow Agent and that are out of or in connection with its acceptance or administration of this Agreement or being Escrow Agent under this Agreement, except for those arising solely from Escrow Agent's gross negligence or willful misconduct.

                           (x) Escrow Agent may resign at any time by giving at least 30 days written notice thereof. Within 20 days after receiving the aforesaid notice, the Company (or its successor) and the Manager shall jointly agree on and appoint a successor Escrow Agent at which time Escrow Agent shall distribute the Escrow Fund then held hereunder to the successor Escrow Agent.

                           (xi) The Company (or its successor) shall pay all usual and customary charges and fees of Escrow Agent due to the Escrow Agent for its services hereunder.



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                           (xii)    The escrow provisions created hereunder may
                                    be amended or canceled by and upon written notice to Escrow Agent at any time given jointly by each of the Company (or its successor) and the Manager, but the duties, responsibilities or liabilities of Escrow Agent may not be increased without its prior written consent. This subsection (k) shall terminate upon the payment by Escrow Agent of the entire amount of the Escrow Fund, provided that all of Escrow Agent's rights shall continue beyond such termination, including, but not limited to, its rights to fees and indemnification.

         7.       Confidentiality and Non-Competition.
                  ------------------------------------

                  (a) The Manager acknowledges that information concerning the method and conduct of the Company's (and any affiliate's) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of the Company's (and any affiliate's) manuals, documents, notes, letters, records, and computer programs are the Company's (and/or the Company's affiliate's, as the case may be) trade secrets ("Trade Secrets") and are the sole and exclusive property of the Company (and/or the Company's affiliates, as the case may be). The Manager agrees that at no time during or following his employment with the Company will he use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of the Manager's employment with the Company regardless of the reason for the termination of the Manager's employment hereunder, or at any other time upon the Company's request, the Manager agrees to forthwith surrender to the Company any and all materials in his possession or control which include or contain any such Trade Secrets. The words "Trade Secrets" do not include information already known to the public through no act or failure to act on the part of the Manager, required by law to be disclosed, or which can be clearly shown by written records to have been known by the Manager prior to the commencement of his employment with the Company.

                  (b) The Manager agrees that during his employment and for a period of one (1) year thereafter, regardless of the reason for the termination of the Manager's employment hereunder, he will not:

                           (i)      directly or indirectly, together or
                                    separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or



                             Exhibit 10(cc) Page 12
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                                    assist anyone or any firm in business as a
                                    manufacturer, seller, or distributor of
                                    specialty chemical products or chemical
                                    management services which are the same,
                                    like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates);

                           (ii) recruit or solicit any employee of the Company (or any of its affiliates) or otherwise induce such employee to leave the employ of the Company (or any of its affiliates) or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; and

                           (iii) solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for the Company) any then or former customer, supplier, or client of the Company with the intent of actively engaging in business which would cause competitive harm to the Company (or any of its affiliates).

              The Manager acknowledges and agrees that all of the foregoing restrictions are reasonable as to the period of time and scope. However, if any paragraph, sentence, clause, or other provision is held invalid or unenforceable by a court of competent and relevant jurisdiction, such provision shall be deemed to be modified in a manner consistent with the intent of such original provision so as to make it valid and enforceable, and this Agreement and the application of such provision to persons and circumstances other than those with respect to which it would be invalid or unenforceable shall not be affected thereby. The Manager agrees and recognizes that in the event of a breach or threatened breach of the provisions of the restrictive covenants contained in this Section 7, the Company may suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs or is threatened, the Company shall be entitled to seek equitable remedies, including injunctive relief in any court of applicable jurisdiction notwithstanding the provisions of
Section 9 hereof. In the event of any breach of the restrictive covenant contained in this Section 7, the term of the restrictive covenant specified herein shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease. Furthermore, if a court or arbitration panel determines that the Manager has breached any of the provisions of this Section 7, the Company's obligations to pay amounts and continue the benefits under Section 6 to the Manager shall immediately terminate.




                             Exhibit 10(cc) Page 13

         8.       Set-Off; Mitigation.
                  --------------------

                  Subject to Section 6(h) hereof, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against the Manager or others. In no event shall the Manager be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Manager under any of the provisions of this Agreement.

         9.       Arbitration:  Costs and Expenses of Enforcement.
                  ------------------------------------------------

                  (a) Except as otherwise provided in Section 7(b) hereof, any controversy or claim arising out of or relating to this Agreement or the breach thereof which cannot promptly be resolved by the parties shall be promptly submitted to and settled exclusively by arbitration in the City of Philadelphia, Pennsylvania in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by the Manager, and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  (b) In the event that it shall be necessary or desirable for the Manager to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or the Manager shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with the enforcement of his said rights (including those incurred in or related to any arbitration proceedings provided for in subsection (a) above and the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrators or a court shall determine that under the circumstances recovery by the Manager of all or a part of any such fees and costs and expenses would be unjust.

         10.      Certain Additional Payments by the Company.
                  -------------------------------------------

                  (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Manager (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the



                             Exhibit 10(cc) Page 14

Manager with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), payment (a "Gross-Up Payment") in an amount such that after payment by the Manager of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, calculated at the maximum federal and state rates for individuals in the year in which a Payment is made (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Manager retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent certified public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Manager within 15 business days of the receipt of notice from the Manager that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Manager shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Manager within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Manager, it shall furnish the Manager with a written opinion that failure to report the Excise Tax on the Manager's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Manager. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and the Manager thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Manager.

                  (c) The Manager shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given



                             Exhibit 10(cc) Page 15
as soon as practicable but no later than ten business days after the Manager is informed in writing of such claim and the date on which such claim is requested to be paid. The Manager shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Manager in writing prior to the expiration of such period that it desires to contest such claim, the Manager shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Manager harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Manager to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Manager agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Manager to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Manager, on an interest-free basis and shall indemnify and hold the Manager harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Manager with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Manager shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Manager of an amount advanced by the Company pursuant to Section 10(c), the Manager becomes entitled to receive any refund with respect to such claim, the Manager shall (subject to the



                             Exhibit 10(cc) Page 16

Company's complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Manager of an amount advanced by the Company pursuant to Section 10(c), a determination is made that the Manager shall not be entitled to any refund with respect to such claim and the Company does not notify the Manager in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         11.      Notices.
                  --------

                  Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing, and if hand delivered or if sent by registered or certified mail, if to the Manager, at the last address he had filed in writing with the Company or if to the Company, at its principal Manager offices. Notices, requests, etc. shall be effective when actually received by the addressee or at such address.

         12.  Assignment and Benefit.
              -----------------------

                      (a) This Agreement is personal to the Manager and shall not be assignable by the Manager, by operation of law, or otherwise without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Manager's heirs and legal representatives.

                      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any subsidiary of the Company to which the Company may assign any of its rights hereunder; provided, however, that no assignment of this Agreement by the Company, by operation of law, or otherwise shall relieve it of its obligations hereunder except an assignment of this Agreement to, and its assumption by, a successor pursuant to subsection (c) below.

                      (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, but, irrespective of any such assignment or assumption, this Agreement shall inure to the benefit of and be binding upon such a successor. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.



                             Exhibit 10(cc) Page 17

         13.      Governing Law.
                  --------------

                  The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

         14.      Full Settlement.
                  ----------------

                  In the event of the termination of the Manager's Employment Period under this Agreement, the payments and other benefits provided for by this Agreement (except as otherwise provided under the express terms of any compensation or benefit plans of the Company or its subsidiaries or as may otherwise be provided by applicable law) shall constitute the entire obligation of the Company and its subsidiaries to the Manager and shall also constitute full and complete settlement of any claim under law or in equity that the Manager might otherwise assert against the Company, its subsidiaries, or any of its or their respective directors, officers, or employees on account of such termination of employment.

         15.      Entire Agreement.
                  -----------------

                  This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and it may not be altered or amended except by an agreement in writing.

         16.      No Waiver.
                  ----------

                  The failure to insist upon strict compliance with any provision of this Agreement by any party shall not be deemed to be a waiver of any future noncompliance with such provision or of noncompliance with any other provision.

         17.      Severability.
                  -------------

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         IN WITNESS WHEREOF, the Manager has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused



                             Exhibit 10(cc) Page 18
these presents to be executed in its name and on its behalf and attested by its Secretary or Assistant Secretary, all as of the day and year first above written.


                                     MANAGER


                                         /s/ Ian Clark
                                     ---------------------------------------
                                             Ian Clark



                                     QUAKER CHEMICAL CORPORATION



                                     By:  /s/ Ronald J. Naples
                                     ---------------------------------------
                                              Ronald J. Naples


                                     Title: Chairman and Chief Executive Officer

ATTEST:

   /s/ D. Jeffry Benoliel
--------------------------------





                             Exhibit 10(cc) Page 19

                                    EXHIBIT A


                                                                 [DATE]

[name and address of Escrow Agent]



RE: Escrow Account #________________

Ladies/Gentlemen:

         Reference is made to the Change in Control Agreement dated as of __________, 1999 by and between Quaker Chemical Corporation and the undersigned (the "Agreement").

         My employment with [successor to Quaker] has been terminated for a reason which constitutes a "Covered Termination" as defined in the Agreement.

         This letter shall serve as a "Demand" to be paid the Escrow Fund referred to in the Escrow Agreement within sixty (60)days from the date of this letter. Please send each installment to me at the address set forth below.

         I hereby certify that I have sent a duplicate copy of this demand to [successor to Quaker] in accordance with the provisions provided for in the Agreement.

                                             Sincerely,



                                             Name:___________________________


                                             Address:________________________





                             Exhibit 10(cc) Page 20

                                    EXHIBIT B

                                                          [DATE]


[name and address of Escrow Agent]

Attention:_________________


RE: Escrow Account #________________

Ladies/Gentlemen:

         Reference is made to the Change in Control Agreement dated as of __________, 1999 by and between Quaker Chemical Corporation and
________________] (the "Manager") (the "Agreement").

         [Successor to Quaker], pursuant to subsection 6(k)(iii) of the Agreement, objects to the payment of the Escrow Fund to the Manager because [Successor to Quaker] believes in good faith that the Manager is not entitled to receive the Escrow Fund. [Successor to Quaker] hereby certifies that it has sent the Manager a copy of this Objection in accordance with the provisions provided for in the Agreement.

                                             Sincerely,



                                             [SUCCESSOR TO QUAKER]


                                             By:______________________________


                                             Title:___________________________







                             Exhibit 10(cc) Page 21